RBC Capital Markets®	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-171806

Pricing Supplement Dated June 15, 2012 to the Product Prospectus Supplement ERN-ES-1, Prospectus Supplement, and Prospectus, each dated January 28, 2011	$1,439,000 Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014 Royal Bank of Canada

Royal Bank of Canada is offering the Autocallable Buffered Bullish Return Notes (the “Notes”) linked to the performance of the common shares of Apple Inc.

The Notes will be automatically called at 110% of the principal amount if the closing price per share of the Reference Asset on the Observation Date is greater than the Initial Level. If the Notes have not been called, and if the Percentage Change of the Reference Asset is positive, you will receive a positive return equal to the greater of (1) 20% and (2) the Percentage Change. The Notes do not pay interest, and if the Notes have not been called, investors are subject to one-for-one loss of the principal amount of the Notes for any percentage decrease from the Initial Level to the Final Level of more than 18%. You could lose up to 82% of your principal amount. Any payments on the Notes are subject to our credit risk.

Issue Date: June 20, 2012

Maturity Date: June 19, 2014

The Notes will not be listed on any U.S. securities exchange.

The CUSIP number for the Notes is 78008SBA3.

Investing in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-6 below, “Additional Risk Factors Specific to the Notes” beginning on page PS-4 of the product prospectus supplement dated January 28, 2011, and “Risk Factors” beginning on page 1 of the prospectus supplement dated January 28, 2011.

The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or any other Canadian or U.S. government agency or instrumentality.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to public	100.00%	$1,439,000
Underwriting discounts and commissions	1.50%	$ 21,585
Proceeds to Royal Bank of Canada	98.50%	$1,417,415

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize.  These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes.  As a result, you may experience an immediate and substantial decline in the market value of your Notes on the Issue Date.

RBC Capital Markets, LLC, which we refer to as RBCCM, acting as agent for Royal Bank of Canada, received a commission of $15 per $1,000 in principal amount of the Notes and used a portion of that commission to allow selling concessions to other dealers of up to $15 per $1,000 in principal amount of the Notes. The price of the Notes also included a profit of $10 per $1,000 in principal amount of the Notes earned by Royal Bank of Canada in hedging its exposure under the Notes. The total of the commission received by RBCCM, which includes concessions to be allowed to other dealers, and the hedging profits of Royal Bank of Canada, was $25 per $1,000 in principal amount of the Notes.

We may use this pricing supplement in the initial sale of the Notes.  In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale.  Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.

Issuer:	Royal Bank of Canada (“Royal Bank”)

Issue:	Senior Global Medium-Term Notes, Series E

Underwriter:	RBC Capital Markets, LLC (“RBCCM”)

Reference Asset:	Common shares of Apple Inc., which trade on The NASDAQ Global Select Market under the symbol “AAPL.”

Currency:	U.S. Dollars

Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof

CUSIP:	78008SBA3

Pricing Date:	June 15, 2012

Issue Date:	June 20, 2012

Observation Date:	June 17, 2013

Valuation Date:	June 16, 2014, subject to postponement as described in the product prospectus supplement.

Automatic Call:
The Notes will be called automatically at the Call Price if the closing price per share of the Reference Asset on the Observation Date is above the Initial Level. The closing price per share of the Reference Asset will be determined on the Observation Date in the same manner as the Final Level, as described under “General Terms of the Notes – Determining the Level of the Reference Asset – Final Level” in the product prospectus supplement.

Call Price:	110% of the principal amount

Call Settlement Date:
June 21, 2013, which is the fourth business day after the Observation Date, unless that day is not a business day, in which case the Call Settlement Date will be the next following business day. As described above, the calculation agent may postpone the Observation Date, and therefore the Call Settlement Date, if a market disruption event occurs or is continuing on the scheduled Observation Date.

Payment at Maturity (if not called and held to maturity):
If, on the Valuation Date, the Percentage Change is positive, then the investor will receive an amount per $1,000 in principal amount of the Notes equal to the greater of:

1.      Principal Amount + (Principal Amount x Percentage Change); and

2.      Principal Amount x 120%

If, on the Valuation Date, the Percentage Change is less than or equal to 0%, but not by more than the Buffer Percentage (that is, the Percentage Change is between zero and -18%), then the investor will receive the principal amount only.

If, on the Valuation Date, the Percentage Change is negative, by more than the Buffer Percentage (that is, the Percentage Change is between -18.01% and -100%), then the investor will receive a cash payment equal to:

Principal Amount + [Principal Amount x (Percentage Change + Buffer Percentage)] In this case, you could lose up to 82% of the principal amount.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

Percentage Change:	The Percentage Change, expressed as a percentage, will be calculated using the following formula: Final Level – Initial Level Initial Level

Initial Level:	$574.13. The Initial Level will be subject to adjustment in the event of certain corporate events affecting the Reference Asset, as set forth in the product prospectus supplement.

Final Level:	The closing price per share of the Reference Asset on the Valuation Date.

Buffer Percentage:	18%

Buffer Level:	$470.79, which is 82% of the Initial Level, rounded to two decimal places.

Maturity Date:	June 19, 2014, subject to extension for market and other disruptions, as described in the product prospectus supplement dated January 28, 2011.

Term:	Approximately two (2) years

Principal at Risk:	The Notes are NOT principal protected. You may lose up to 82% of the principal amount at maturity if there is a percentage decrease from the Initial Level to the Final Level of more than 18%.

Calculation Agent:	RBCCM

Postponement of the Observation Date:
If the scheduled Observation Date is not a trading day or if there is a market disruption event on that day, the Observation Date will be postponed to the immediately succeeding trading day during which no market disruption event shall have occurred or is continuing. In no event, however, will the Observation Date be postponed by more than ten trading days. If there is a market disruption event on the tenth trading day following the scheduled Observation Date, the calculation agent will determine the closing price of the Reference Asset for the Observation Date on such date, using such means as the calculation agent determines, in its sole discretion, to be reasonable under the circumstances.

U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes.  However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence.  Please see the discussion in this pricing supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences” and the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, plans to maintain a secondary market in the Notes after the Issue Date.  The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the prospectus dated January 28, 2011).

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Secondary Market” on pages P-2 and P-3 of this pricing supplement and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement dated January 28, 2011, as modified by this pricing supplement.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated January 28, 2011, as supplemented by the prospectus supplement dated January 28, 2011 and the product prospectus supplement dated January 28, 2011, relating to our Senior Global Medium-Term Notes, Series E, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control.  The Notes vary from the terms described in the product prospectus supplement in several important ways.  You should read this pricing supplement carefully.

This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement dated January 28, 2011 and “Additional Risk Factors Specific to the Notes” in the product prospectus supplement dated January 28, 2011, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):

Prospectus dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000309/f127115424b3.htm

Prospectus Supplement dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000311/m127114424b3.htm

Product Prospectus Supplement ERN-ES-1 dated January 28, 2011:
http://www.sec.gov/Archives/edgar/data/1000275/000121465911000330/b128110424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Royal Bank of Canada.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

HYPOTHETICAL RETURNS

The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Reference Asset used to illustrate the calculation of the Payment at Maturity are not estimates or forecasts of the Final Level or the price of the Reference Asset on the Observation Date, the Valuation Date or any trading day prior to the Maturity Date. All examples are based on the Buffer Percentage of 18% (the Buffer Level of 82% of the Initial Level), and assume that the Notes have not been automatically called prior to maturity, that a holder purchased Notes with an aggregate principal amount of $1,000,  and that no market disruption event occurs on the Valuation Date.

Example 1—	Calculation of the Payment at Maturity where the Percentage Change is positive (and greater than 20%).

	Percentage Change:	25%

	Payment at Maturity:	$1,000 + ($1,000 x 25%) = $1,000 + $250 = $1,250

	On a $1,000 investment, a 25% Percentage Change results in a Payment at Maturity of $1,250, a 25% return on the Notes.

Example 2—	Calculation of the Payment at Maturity where the Percentage Change is positive (but less than 20%).

	Percentage Change:	10%

	Payment at Maturity:	$1,000 x 120% = $1,200

	On a $1,000 investment, a 10% Percentage Change results in a Payment at Maturity of $1,200, a 20% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (but not by more than the Buffer Percentage).

	Percentage Change:	-10%

	Payment at Maturity:	At maturity, if the Percentage Change is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.

	On a $1,000 investment, a -10% Percentage Change results in a Payment at Maturity of $1,000, a 0% return on the Notes.

Example 3—	Calculation of the Payment at Maturity where the Percentage Change is negative (by more than the Buffer Percentage).

	Percentage Change:	-30%

	Payment at Maturity:	$1,000 + [$1,000 x (-30% + 18%)] = $1,000 - $120 = $880

	On a $1,000 investment, a -30% Percentage Change results in a Payment at Maturity of $880, a -12% return on the Notes.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

ADDITIONAL RISK FACTORS

An investment in your Notes is subject to the risks described below, as well as the risks described under “Additional Risk Factors Specific to the Notes” in the product supplement, and “Risk Factors” in the prospectus and the prospectus supplement.  We urge you to read the following information about these risks, together with the other information in this pricing supplement, the product prospectus supplement, the prospectus supplement and the prospectus, before investing in the Notes.

•
Principal at Risk – Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the price of the Reference Asset.  You will lose one percent (or a fraction thereof) of the principal amount of your Notes for each one percent (or a fraction thereof) that the Final Level is less than the Initial Level by more than 18%.

•
The Call Feature Limits Your Potential Return – The appreciation potential of the Notes as of the Observation Date is limited to the Call Price, regardless of the extent of the positive performance of the Reference Asset. In addition, if your Notes are called, you may not be able to reinvest the proceeds at a comparable rate of return.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity – There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments.  Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes – The Notes are Royal Bank’s senior unsecured debt securities.  As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time.  This will be the case even if the price of the Reference Asset increases after the Pricing Date.  No assurance can be given as to what our financial condition will be at the maturity of the Notes.

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There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses – There may be little or no secondary market for the Notes.  The Notes will not be listed on any securities exchange.  RBCCM and other affiliates of Royal Bank may make a market for the Notes; however, they are not required to do so.  RBCCM or any other affiliate of Royal Bank may stop any market-making activities at any time.  Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.

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The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Royal Bank’s Cost of Hedging its Market Risk under the Notes Will Adversely Affect the Value of the Notes Prior to Maturity – The price at which you purchase of the Notes included a selling concession (including a broker’s commission), as well as the costs that Royal Bank (or one of its affiliates) incurred in the hedging of its market risk under the Notes. Such hedging costs included the cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) realized in consideration for assuming the risks inherent in providing such hedge.  As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

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Whether or Not the Notes Are Called, and the Amount to Be Paid at Maturity, Will Not Be Affected by All Developments Relating to the Reference Asset – Changes in the price of the Reference Asset during the term of the Notes other than on the Observation Date or the Valuation Date will not affect whether the Notes are called, and will not be reflected in the calculation of the Payment at Maturity.  The calculation agent will determine whether the Notes are called and the Payment at Maturity, if applicable, solely based on the price of the Reference Asset on the Observation Date and the Valuation Date. No other prices of the Reference Asset will be taken into account. As a result, your Notes may not be called, and you may receive less than the principal amount of your Notes at maturity, even if the price of the Reference Asset has increased at certain times during the term of the Notes before decreasing to a price below the Initial Level as of the Observation Date or the Valuation Date.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

•
You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset – In the ordinary course of their business, our affiliates may have expressed views on expected movements in the Reference Asset, and may do so in the future.  These views or reports may be communicated to our clients and clients of our affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the Reference Asset may at any time have significantly different views from those of ours and our affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Asset from multiple sources, and you should not rely solely on views expressed by us or our affiliates.

•
The Business Activities of Royal Bank and Our Affiliates May Create Conflicts of Interest – We and our affiliates expect to engage in trading activities related to the Reference Asset that are not for the account of holders of the Notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the price of the Reference Asset, could be adverse to the interests of the holders of the Notes.  We and one or more of our affiliates may, at present or in the future, engage in business with Apple Inc., the issuer of the Reference Asset (the ‘‘Reference Asset Issuer’’), including making loans to or providing advisory services.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations, and your interests as a holder of the Notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes.  Any of these activities may affect the price of the Reference Asset and, therefore, the market value of the Notes.

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Owning the Notes Is Not the Same as Owning the Reference Asset – The return on your Notes is unlikely to reflect the return you would realize if you actually owned the Reference Asset.  For example, you will not receive or be entitled to receive any dividend payments or other distributions on the Reference Asset during the term of your Notes. As an owner of the Notes, you will not have voting rights or any other rights that holders of the Reference Asset may have. Furthermore, the Reference Asset may appreciate substantially during the term of the Notes, and you will not fully participate in such appreciation other than on the Valuation Date.

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The Calculation Agent Can Postpone the Determination of the Price of the Reference Asset on the Observation Date and the Valuation Date if a Market Disruption Event Occurs – The determination of the price of the Reference Asset may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the Observation Date or the Valuation Date, as applicable. If such a postponement occurs, the calculation agent will use the closing price of the Reference Asset on the first subsequent trading day on which no market disruption event occurs or is continuing. In no event, however, will the Observation Date or the Valuation Date be postponed by more than ten trading days. If the determination of the price of the Reference Asset for the Observation Date or the Valuation Date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the price of the Reference Asset will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the price that would have prevailed in the absence of the market disruption event. See “Summary — Observation Date” above and “General Terms of the Notes — Market Disruption Events” in the product prospectus supplement.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

•
There Are Potential Conflicts of Interest Between You and the Calculation Agent – The calculation agent will, among other things, determine whether or not the Notes are called on the Observation Date, and if the Notes are not called, the Payment at Maturity on the Notes. Our wholly-owned subsidiary, RBCCM, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, and make certain adjustments with respect to the Reference Asset if certain corporate events occur. This determination may, in turn, depend on the calculation agent’s judgment of whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect whether the Notes are called and the Payment at Maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind.

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The Tax Treatment of the Notes Is Uncertain – Significant aspects of the tax treatment of the Notes are uncertain.  You should consult your tax adviser about your tax situation. Please see the discussion (including the opinion of our counsel Morrison & Foerster LLP) in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which applies to the Notes.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

INFORMATION REGARDING THE REFERENCE ASSET

We have derived the following information from publicly available documents published by the Reference Asset Issuer.  We have not independently verified the accuracy or completeness of the following information.  The Reference Asset Issuer designs, manufactures, and markets personal computers and related personal computing and mobile communication devices along with a variety of related software, services, peripherals, and networking solutions. The Reference Asset Issuer sells its products worldwide through its online stores, its retail stores, its direct sales force, third-party wholesalers, and resellers.

Because the Reference Asset is registered under the Securities Exchange Act of 1934, the Reference Asset Issuer is required to file periodically certain financial and other information specified by the SEC.  Information provided to or filed with the SEC by the Reference Asset Issuer can be located at the SEC’s facilities or through the SEC’s website by reference to SEC CIK number 320193.  We have not independently verified the accuracy or completeness of the Reference Asset Issuer’s information or reports.

Historical Information

The graph below sets forth recent historical performance of the Reference Asset. In addition, below the graph is a table setting forth the intra-day high, intra-day low and period-end closing prices of the Reference Asset. The information provided in this table is for the four calendar quarters of 2009, 2010, and 2011, the first calendar quarter of 2012, and the period from April 1, 2012 to June 15, 2012.

We obtained the information regarding the historical performance of the Reference Asset in the chart below from Bloomberg Financial Markets.

We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical performance of the Reference Asset should not be taken as an indication of its future performance or what the value of the Notes may be, and no assurance can be given as to the closing price of the Reference Asset on the Observation Date and the Valuation Date. We cannot give you assurance that the performance of the Reference Asset will not result in the loss of any portion of your investment.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

Period-Start Date	Period-End Date	High Intra-Day Price of the Reference Stock in ($)	Low Intra-Day Price of the Reference Stock in ($)	Period-End Closing Price of the Reference Stock in ($)
1/1/2009	3/31/2009	109.90	78.20	105.12
4/1/2009	6/30/2009	146.40	103.90	142.43
7/1/2009	9/30/2009	188.89	134.42	185.37
10/1/2009	12/31/2009	213.94	180.76	210.86

1/1/2010	3/31/2010	237.48	190.26	234.93
4/1/2010	6/30/2010	279.00	199.35	251.53
7/1/2010	9/30/2010	294.73	235.56	283.75
10/1/2010	12/31/2010	326.65	277.77	322.56

1/1/2011	3/31/2011	364.90	324.88	348.45
4/1/2011	6/30/2011	355.00	310.65	335.67
7/1/2011	9/30/2011	422.85	334.22	381.18
10/1/2011	12/31/2011	426.69	354.27	405.00

1/1/2012	3/31/2012	621.42	409.00	599.47
4/1/2012	6/15/2012	644.00	528.66	574.13

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

RBC Capital Markets, LLC

Autocallable Buffered Bullish Return Notes Linked to the Common Shares of Apple Inc., Due June 19, 2014

SUPPLEMENTAL PLAN OF DISTRIBUTION

We expect that delivery of the Notes will be made against payment for the Notes on June 20, 2012, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as “T+3”).  See “Supplemental Plan of Distribution” in the prospectus supplement dated January 28, 2011. For additional information as to the relationship between us and RBC Capital Markets, LLC, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated January 28, 2011.

SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES

The following disclosure supplements the discussion in the product prospectus supplement dated January 28, 2011 under “Supplemental Discussion of U.S. Federal Income Tax Consequences.”

Dividend Equivalent. A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder (as defined in the product prospectus supplement).  Under recently proposed U.S. Treasury Department regulations, certain payments that are contingent upon or determined by reference to U.S. source dividends, including payments reflecting adjustments for extraordinary dividends, with respect to equity-linked instruments, including the Notes, may be treated as dividend equivalents.  If enacted in their current form, the regulations may impose a withholding tax on payments made on the Notes on or after January 1, 2013 that are treated as dividend equivalents.  In that case, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.  Further, non-U.S. holders may be required to provide certifications prior to, or upon the sale, redemption or maturity of the Notes in order to minimize or avoid U.S. withholding taxes.

Foreign Account Tax Compliance Act. The Internal Revenue Service has issued notices and the Treasury Department has issued proposed regulations affecting the legislation enacted on March 18, 2010 and discussed in the product prospectus supplement under “Supplemental Discussion of U.S. Federal Income Tax Consequences — Supplemental U.S. Tax Considerations—Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.”  Pursuant to the Internal Revenue Service notices, withholding requirements with respect to payments made on the Notes will generally begin no earlier than January 1, 2014. Pursuant to the proposed regulations, if finalized in their current form, the withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2013.  Holders are urged to consult their own tax advisors regarding the implications of this legislation and subsequent guidance on their investment in the Notes.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated March 6, 2012, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on March 6, 2012.

In the opinion of Morrison & Foerster LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated March 6, 2012, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated March 6, 2012.

RBC Capital Markets, LLC